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                                                                   EXHIBIT 23.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amendment No. 1 of Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. (File No. 333-44203) of our reports (i) dated October 15, 1996 on our audit of the statement of Direct Revenue and Direct Operating Expenses of the Holiday Inn Miami Airport for the year ended August 31, 1996; (ii) dated February 19, 1997, on our audits of the consolidated financial statements of Wyndham Hotel Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994;
(iii) dated May 12, 1997 on our audit of the Combined Financial Statements of the Minneapolis Hotels as of and for the year ended December 31, 1996, (iv) dated June 27, 1997 on our audit of the Combined Statement of Direct Revenue and Direct Operating Expenses of the Met Life Hotels for the year ended December 31, 1996; (v) dated September 8, 1997 on our audit of the Combined Financial Statements of the Snavely Hotels as of and for the year ended December 31, 1996;
(vi) dated December 12, 1997 on our audit of financial statements of Sheraton City Centre as of and for the year ended December 31, 1996; and (vii) dated December 12, 1997 on our audit of the Statement of Direct Revenue and Direct Operating Expenses of Wyndham Emerald Plaza for the year ended December 31, 1996.

                                    /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 9, 1998